EXHIBIT 99.1
News Release

Contacts: Media – Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors – Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and Investor Relations (513) 425-2888

AK Steel Announces Executive Retirement

WEST CHESTER, OH, July 16, 2013 - AK Steel (NYSE: AKS) said today that Albert E. Ferrara, Jr. has announced his retirement from the company, effective August 31, 2013. For more than a decade, Mr. Ferrara has served AK Steel with distinction, principally as Senior Vice President and Chief Financial Officer and, most recently, as Senior Vice President of Corporate Strategy and Investor Relations.
James L. Wainscott, Chairman, President and CEO of AK Steel commented, “Al has been an integral part of AK Steel's senior management team which engineered the company's turnaround in years past and, more recently, he has focused on strategy and investor activities. On behalf of AK Steel's Board of Directors, our Executive Officers and all of us at the company, we wish Al a long and happy retirement.”
Mr. Ferrara has served the steel industry for more than 40 years, and joined AK Steel in June 2003. He had previously been recognized by Institutional Investor Magazine as one of America's best CFO's. Prior to his AK Steel career, he held a number of executive-level positions with NS Group, USX Corporation and United States Steel Corporation.
In addition, Mr. Ferrara is a member of the Advisory Board of FM Global, and he previously served as a member of the Advisory Board of the University of Virginia's McIntire School of Commerce. He is a past Board Member of the Upper St. Clair (Pennsylvania) School District, the Regional Industrial Development Corporation, Pittsburgh, Pennsylvania, and the Metropolitan Development Board, Birmingham, Alabama. He has also served as a member of the Board of Directors and Executive Committee of the United Way of Greater Cincinnati, Middletown Area.
Mr. Ferrara attended the University of Virginia on a football scholarship. He holds a Bachelor of Science degree in Finance, with Distinction, and a Juris Doctor, both from UVA. He has been licensed to practice law since 1973.
Following Mr. Ferrara's retirement, the company's Investor Relations activities will be managed by Roger Newport, AK Steel's Vice President and Chief Financial Officer (513) 425-5270, with assistance from Doug Mitterholzer, AK Steel's Assistant Treasurer (513) 425-5215.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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